Exhibit 99.1

200 Connell Drive Berkeley Heights, NJ 07922

Genta Announces Agreement with FDA on Special Protocol Assessment of Phase 3 Trial of Tesetaxel as Initial Chemotherapy for Women with Metastatic Breast Cancer

-- Proposed trial to compare two oral single agents

--Agreement secured on progression-free survival as primary endpoint

BERKELEY HEIGHTS, NJ – June 18, 2012 – Genta Incorporated (GNTA) announced today that the Company has reached agreement with the U.S. Food and Drug Administration (FDA) under its Special Protocol Assessment (SPA) process for the Company’s proposed Phase 3 trial of oral tesetaxel as initial chemotherapy for women with metastatic breast cancer.  The SPA provides FDA agreement that the study design and planned analysis of this Phase 3 trial adequately address objectives necessary to support a regulatory submission.  The Company also announced review completion and positive Scientific Advice on the same trial design from the European Medicines Agency (EMA).

“We are pleased to have reached agreement with FDA and EMA on the design of this pivotal Phase 3 trial of oral tesetaxel as 1st-line chemotherapy for women with advanced breast cancer,” said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “Key issues in this SPA are confirmation of intended positioning of tesetaxel as initial chemotherapy, as well as its use as a single agent rather than use restricted to a specific drug combination.  In addition, we have confirmed with both FDA and EMA that tesetaxel can be compared with another commonly used oral agent, and that progression-free survival, rather than overall survival, will serve as an acceptable primary endpoint for registration in both the U.S. and EU.  Final decision regarding timing and initiation of this trial will be made after initial results are available from our ongoing, randomized, Phase 2b trial in breast cancer.”

About Special Protocol Assessments

A Special Protocol Assessment is a binding declaration between a sponsor and the FDA indicating that a proposed Phase 3 study design, endpoints, and statistical analyses are acceptable to support regulatory approval of the product.  The process is intended to increase the likelihood that -- if the specified clinical trial protocols from the SPA are followed, the clinical trial endpoints are achieved and there is a favorable risk-benefit profile -- trial data may serve as the primary basis of an efficacy claim in support of a New Drug Application (NDA).  Final marketing approval in the U.S. and EU will depend on study results, the magnitude of PFS improvement, and an overall evaluation of the benefit/risk profile.  More information on Special Protocol Assessments can be viewed at: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf

Tesetaxel in Advanced Breast Cancer

Genta is currently conducting a randomized Phase 2b trial of tesetaxel as initial chemotherapy for patients with recurrent or metastatic breast cancer in the U.S. and Western Europe.  Patients who are HER2-negative (including so-called “triple negative” patients) may have received adjuvant chemotherapy and hormonal therapy.  This study compares two treatment schedules of tesetaxel (administered once weekly for 3 weeks or once every 3 weeks) with capecitabine (Xeloda®; Hoffmann La Roche, Inc.) administered orally twice per day for 14 days.  The primary endpoint of the trial is overall response rate; secondary endpoints include progression-free survival and safety.  Previously, tesetaxel demonstrated antitumor activity in two Phase 2a studies using the every 3 week schedule.   In both studies, tesetaxel was generally well-tolerated, and neutropenia was the most common Grade 3-4 adverse event.  No hypersensitivity reactions have been observed in more than 500 patients treated with tesetaxel.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel is being evaluated in randomized clinical trials that compare tesetaxel with standard chemotherapy in patients with gastric cancer and breast cancer, and as a single agent in prostate cancer.  Genta is also exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that may be useful as potential treatment for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipates”, “projects”, “expects”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•
the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's most recent Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com